FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS FIRST QUARTER 2014 RESULTS

OKLAHOMA CITY, May 14, 2014 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended March 31, 2014.
First Quarter 2014 Highlights

•	Average net daily production for the quarter ended March 31, 2014 was 4,566 Boe/d, which is an increase of 13.61% compared to 4,019 Boe/d for the quarter ended December 31, 2013.

•
The cash distribution for the first quarter of 2014 will be $0.58 per unit, or $2.32 per unit on an annualized basis, which is 10.5% above the Partnership’s prorated distribution for the first quarter of 2013 and an increase from the Partnership’s distribution of $0.575 per unit for the fourth quarter of 2013. The distribution will be paid on May 15, 2014 to all unitholders of record on May 1, 2014.

First Quarter Results
Adjusted EBITDA was $12.1 million for the quarter ended March 31, 2014. Net loss was $1.5 million, or $0.12 per basic and diluted common unit for the quarter ended March 31, 2014, which includes derivative losses of $3.1 million, or $0.31 per basic and diluted common unit, due to commodity contract prices rising against New Source's longer-term contracts.
Distributable Cash Flow was $7.4 million for the quarter ended March 31, 2014, resulting in a Coverage Ratio of 1.03x.
Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio are non-GAAP financial measures. Please see the definitions of such measures and the reconciliations to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.
Revenues for the quarter ended March 31, 2014 totaled $27.4 million, while operating costs and expenses were approximately $24.4 million.
Total crude oil production was 40,681 Bbls for the quarter, an increase of 211% compared to 13,074 Bbls produced for the quarter ended March 31, 2013. Natural gas production was 988,216 Mcf, an increase of 83% compared to 541,105 Mcf for the quarter ended March 31, 2013. Natural gas liquids production was 205,583 Bbls, an increase of 15% compared to 179,466 Bbls for the quarter ended March 31, 2013. The increases in year-over-year production were primarily due to acquisitions occurring during 2013 and the first three months of 2014.
Production costs were $10.96 per Boe for the quarter ended March 31, 2014, compared to $8.65 per Boe for the quarter ended March 31, 2013. The increase in production costs per Boe was primarily a result of increased oil production, and production from our Southern Dome field, which is outside of our IPO properties.
“It’s been an especially active year-to-date for New Source,” said Kristian Kos, President and Chief Executive Officer. “Since the start of 2014, we executed our second accretive acquisition in the Southern Dome area, raised our distribution for a third time since our initial public offering in 2013, and closed a public unit offering which we have used to reduce our outstanding debt. New Source is well-positioned, both financially and operationally, for future growth in 2014.”

Conference Call
A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s first quarter 2014 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Chief Financial Officer.
The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 13582090. The replay will be available until May 28, 2014.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors–Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy company focused on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its subsidiary, MCE LP. For more information on the Partnership please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.
Use of Non-GAAP Financial Measures
New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or "GAAP." New Source also presents the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio in this press release. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense, non-recurring advisory fees and expenses, unrealized derivative gains and losses and other non-recurring gains and losses, such as our gain on investment in a subsidiary under common control and deferred financing costs. New Source defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures. New Source defines Coverage Ratio as the ratio of Distributable Cash Flow generated during the period compared to the aggregate cash distributions paid.
Estimated maintenance capital expenditures represent New Source’s estimate of the amount of capital expenditures necessary to maintain the revenue generating capabilities of its assets at current levels over the long term Following the acquisition of MCE, LP, management and the Board of Directors changed the method of estimating maintenance capital expenditures to a calculation based on the estimated capital expenditures required to replace revenue generating assets (including production and producing reserves from its oil and gas operations and vehicles and other equipment from its oilfield services operations) on an individualized basis. With respect to its oil and gas operations, estimated maintenance capital expenditures represents the average cost to replace a barrel of oil equivalent, using the historical average finding and development costs over the preceding five-year period and the actual production volume for such period. With respect to its oilfield services operations, estimated maintenance capital expenditures represent the estimated replacement costs for current equipment whose useful lives are scheduled to be completed during the given year. Management and the Board of Directors will continue to adjust the estimate of maintenance capital expenditures at least annually and whenever an event occurs that is likely to result in a material adjustment, such as a major acquisition.
New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. Reconciliations of Adjusted EBITDA and Distributable Cash Flow to net income, the most directly comparable GAAP measure, are included in this release. Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the most directly comparable GAAP financial measure, because they exclude some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA, Distributable Cash Flow or Coverage Ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per unit amounts)

	Three Months Ended March 31,
	2014	2013
REVENUES
Oil sales	$3,947	$1,198
Natural gas sales	5,367	1,807
Natural gas liquids sales	9,537	6,355
Service and rentals	8,576	—
Total revenues	27,427	9,360
OPERATING COSTS AND EXPENSES
Oil and natural gas production expenses	4,503	2,447
Oil and natural gas production taxes	879	953
Cost of providing service and rentals (excluding depreciation)	4,566	—
General and administrative	5,127	8,854
Depreciation, depletion and amortization	9,279	3,195
Accretion expense	68	29
Total operating costs and expenses	24,422	15,478
Operating income (loss)	3,005	(6,118)
OTHER INCOME (EXPENSE)
Interest expense	(969)	(2,079)
Gain (loss) from derivatives, net	(3,132)	(5,326)
Other loss	(435)	—
Income (loss) before income taxes	(1,531)	(13,523)
Income tax benefit (expense)	—	12,126
Net income (loss)	$(1,531)	$(1,397)

ALLOCATION OF NET LOSS FOR THREE MONTHS ENDED MARCH 31,	2014	2013
Net loss	$(1,531)	$(1,397)
Net income prior to purchase of properties from New Source Energy on February 13, 20-13	—	5,303
Net loss subsequent to purchase of properties form New Source Energy on February 13, 2013	$(1,531)	$(6,700)
Net loss allocable to general partner	$(19)	$(133)
Net loss allocable to subordinated units	$(271)	$(1,919)
Net loss allocable to common units	$(1,241)	$(4,648)
Net loss per general partner unit	$(0.12)	$(0.87)
Net loss per subordinated unit	$(0.12)	$(0.87)
Net loss per common unit	$(0.12)	$(0.87)

New Source Energy Partners L.P.
Reconciliation of Net Income (loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2014	2013
Adjusted EBITDA Reconciliation to Net Income (Loss):
Net loss	$(1,531)	$(1,397)
Unrealized (gain) loss on derivatives	703	5,068
Change in fair value of contingent consideration	433	0
Non-cash compensation expense	258	7,738
Non-recurring advisory fees	1,911	—
Accretion expense	68	29
Interest expense	969	2,079
Depreciation, depletion and amortization	9,279	3,195
Income tax expense (benefit)	—	(12,126)
Adjusted EBITDA	$12,090	$4,586

New Source Energy Partners L.P.
Reconciliation of Net Income to Distributable Cash Flow
(Unaudited in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2014	2013
Adjusted EBITDA Reconciliation to Net Income (Loss):
Net loss	$(1,531)	$(1,397)
Unrealized (gain) loss on derivatives	703	5,068
Non-cash compensation expense	258	7,738
Change in fair value of contingent consideration	433	—
Non-recurring advisory fees	1,911	-
Accretion expense	68	29
Interest expense	969	2,079
Depreciation, depletion and amortization	9,279	3,195
Income tax expense (benefit)	—	(12,126)
Adjusted EBITDA	$12,090	$4,586

Reconciliation of Distributable Cash Flow
Adjusted EBITDA	$12,090
Adjustments
Cash Interest Expense	999
Estimated Maintenance Capital Expenditures (1)	3,679
Distributable Cash Flow	$7,412

Aggregate unitholders distributions with respect to the period presented (2)	$7,220

Coverage Ratio (2)	$1.03

(1)
Amounts reflect management’s estimates of maintenance capital expenditures during the period presented. Actual maintenance capital expenditures will vary depending on various factors, including, but limited to, maintenance schedules and the timing of capital projects. Of the estimated maintenance capital expenditures, approximately $3.4 million (410,967 boe produced * $8.20 Boe produced) relates to the exploration and production segment and approximately $0.4 million relates to the oilfield services segment.

(2)
Amounts do not include approximately $2.0 million of first quarter 2014 distributions payable on 3,450,000 common units issued in connection with the equity offering in April 2014. Including such distributions would result in a Coverage Ratio of 0.84 with respect to the first quarter distribution.

New Source Energy Partners L.P.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except unit amounts)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$929	$7,291
Accounts receivable	17,726	12,609
Other current assets	1,422	1,114
Total current assets	20,077	21,014

Property and equipment, net	10,941	8,166
Oil and natural gas properties, at cost, using full cost method:
Proved oil and natural gas properties	321,599	291,829
Accumulated depreciation, depletion, and amortization	(134,781)	(128,961)
Total oil and natural gas properties, net	186,818	162,868
Prepaid drilling and completion costs	577	1,455
Intangible asset - customer relationships, net	31,918	35,009
Goodwill	23,974	23,974
Other assets	2,269	2,224
Total assets	$276,574	$254,710

LIABILITIES AND UNITHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,215	$2,268
Accounts payable-related parties	10,286	8,221
Accrued liabilities	1,275	999
Factoring payable	—	1,907
Derivative obligations	3,450	3,167
Line of credit	2,148	—
Current portion of long-term debt	1,632	719
Total current liabilities	21,006	17,281
Contingent consideration payable to related parties	6,753	6,320
Long-term related party payables	350	350
Credit facility	90,000	78,500
Long-term debt, net of current portion	2,910	1,514
Derivative obligations	356	37
Asset retirement obligation	3,737	3,455
Total liabilities	125,112	107,457
Unitholders' equity:
Common units (10,088,245 units issued and outstanding at March 31, 2014)	157,629	151,773
Subordinated units (2,205,000 units issued and outstanding at March 31, 2014)	(18,873)	(17,334)
General partner's units (155,102 units issued and outstanding at March 31, 2014)	(1,282)	(1,174)
Total New Source Energy Partners L.P. unitholders' equity	137,474	133,265
Non-controlling interest in subsidiary	13,988	13,988
Total unitholders' equity	151,462	147,253
Total liabilities and unitholders' equity	$276,574	$254,710